UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 8, 2010

PARLUX FRAGRANCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-15491	22-2562955
(Commission File Number)	(IRS Employer Identification No.)

5900 North Andrews Ave., Suite 500, Fort Lauderdale, Fl	33309
(Address of Principal Executive Offices)	(Zip Code)

954-316-9008
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On November 8, 2010, Parlux Fragrances, Inc. (the "Company") entered into an employment agreement with Frederick E. Purches, the Chairman and Chief Executive Officer of the Company.  This employment agreement replaces the agreement, dated April 1, 2010, under which Mr. Purches has been serving and which would have expired under its terms on March 31, 2011.  The new employment agreement provides for a term of up to eleven months beginning November 8, 2010 subject to earlier termination by the Company or by Mr. Purches.  Pursuant to the employment agreement, Mr. Purches will be entitled to receive a monthly base salary of $41,666.66 per month.  Mr. Purches shall be entitled to participate in the Company’s executive bonus plan, and any bonus shall be at the sole discretion of the Board of Directors of the Company. Mr. Purches is also entitled to receive 4 weeks paid vacation during the fiscal year commencing April 1, 2010, and is able to participate in all benefit plans available to other executive officers of the Company, and will be provided with an automobile allowance of $800 per month.  Mr. Purches shall participate in the group health, dental, disability and life insurance benefit plans of the Company existing from time to time. The Company recognizes that Mr. Purches resides in New York and will not be relocating his residence. Accordingly, the employment agreement provides that the Company will reimburse Mr. Purches for all reasonable and documented travel expenses and may consider renting an apartment or extended stay accommodations in Fort Lauderdale at its expense for Mr. Purches under certain circumstances.

If the Company terminates the employment agreement with Mr. Purches prior to November 8, 2011, then the Company will engage Mr. Purches or his affiliate, Cosmix, Inc., to continue as Chairman of the Board of Directors of the Company in the capacity of consultant, rather than employee, and provide reasonable services until the 2011 annual shareholders meeting for which he or his affiliate will receive a fee of $42,000 per month through November 8, 2011.  Should the Board nominate and the shareholders reelect Mr. Purchase to the Board to serve until the 2012 annual shareholders meeting, the Company will continue to engage Mr. Purches or Cosmix, Inc. at a rate of $15,000 per month.  Mr. Purches or Cosmix, Inc. will receive no additional compensation commonly provided to the Board in his or its consulting capacity, other than stock options of 15,000 shares per annum, which shall vest immediately upon grant.

Upon expiration of his employment agreement or upon termination (including termination of any consultant engagement described above), other than for "Cause", the Company shall permit Mr. Purches to participate in the Company's benefit plans and will continue to pay the premiums covering Mr. Purches' participation in such benefit plans for up to 18 months from the termination date as consideration for Mr. Purches' availability for consulting services as may be reasonably requested by the Company as long as such participation by Mr. Purches in the benefit plans and the payment by the Company of the continuation premiums shall be permitted under the terms of the benefit plans and any applicable law in effect during such period. A termination will be deemed to have occurred for "Cause" under the employment agreement if Mr. Purches is terminated for: (i) willful misconduct; (ii) commission of a felony; (iii) repeated disregard of his duties under the employment agreement; or (iv) material breach of the employment agreement. Additionally, Mr. Purches may retain any stock options granted during the term of the employment agreement for the remaining term of the stock options. Under the terms of the employment agreement, Mr. Purches is subject to certain restrictive covenants, including confidentiality, non-solicitation and non-competition covenants.

The foregoing description is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference in this Item 5.02(e).

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement, dated November 8, 2010, between Parlux Fragrances, Inc. and Mr. Frederick E. Purches.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 12, 2010	PARLUX FRAGRANCES, INC.

/s/ Raymond J. Balsys
Raymond J. Balsys,
Vice President and Chief Financial Officer
(Principal Financial and Principal Accounting
Officer)

Exhibit Index

Exhibit No.	Description
10.1	Executive Employment Agreement, dated November 8, 2010, between Parlux Fragrances, Inc. and Mr. Frederick E. Purches.